Exhibit 99.1

Contact:	Michael Schuh	(425) 951-6788

EVC Group
	Anne Bugge	(206) 926-5220
	Doug Sherk / Jennifer Beugelmans	(415) 896-6820

SONOSITE REPORTS FOURTH QUARTER AND
FULL YEAR 2003 FINANCIAL RESULTS
Fourth Quarter revenue increases to $27.3 million
Fourth quarter profitability grows to $2.2 million or $0.15/share
Subsidiaries to open in Japan, Australia and Canada

BOTHELL, WA, February 12, 2004 - SonoSite, Inc. (Nasdaq: SONO), the leader in high performance, hand-carried ultrasound, today announced increased revenue, gross margin and net income for the fourth quarter ended December 31, 2003 as compared with the fourth quarter of 2002.

Revenue in the fourth quarter of 2003 grew to $27.3 million, a 9 percent increase over the fourth quarter of 2002.  For the full year 2003, revenue increased 16 percent to $84.8 million compared with $73.0 million in 2002.

The Company reported that net income increased 158 percent to $2.2 million or $0.15 per share for the fourth quarter of 2003 compared with $0.9 million or $0.06 per share in the prior year quarter.  For the full year 2003, SonoSite reported a net loss of $1.8 million or $0.12 per share versus a net loss of $7.7 million or $0.59 per share for 2002.  As of December 31, 2003, cash, cash equivalents and investments totaled $61.0 million.

"Our fourth quarter performance highlighted the growing strength of our international operations and increasing sales ramp of our TITAN system, particularly in the United States," said Kevin M. Goodwin, SonoSite president and CEO.  "TITAN, our next generation ultrasound system, introduced mid-year, continues to be well received in the marketplace and accounted for 45 percent of worldwide revenue in the quarter.

"The Company made significant progress in 2003 while we confronted some significant challenges in both our domestic and international markets," Goodwin said.  "Our worldwide installed base now exceeds 14,000 systems.  We have regained our momentum in Europe and I believe that we have established the foundation there for strong continued growth.  In Japan, our efforts to establish a multi-partner approach to address this market remain on track and we already have orders for first quarter delivery.   We have received Japanese government approval to sell the 180 series and TITAN systems and the iLook approval is in process.  We are in the process of opening a SonoSite subsidiary to manage our business there."

"In the US, we started to see results in the quarter from our efforts to streamline the management structure for the visual procedures market," Goodwin said. "Importantly, overall productivity and profitability of the US sales force increased substantially during 2003 and we plan to begin a scaled expansion of this group in 2004 to increase the number of sales territories and to better capitalize on our many growth opportunities in this market."

The Company's gross margin grew to 64.6 percent in the fourth quarter compared with 60.3 percent in the fourth quarter of 2002 as a result of both higher TITAN sales as well as a larger proportion of revenue derived from direct operations.  For the year, gross margin increased to 63.5 percent compared with 59.2 percent in 2002.

In the fourth quarter of 2003, US revenue accounted for 57 percent of sales and grew 5 percent as compared with the fourth quarter of 2002.  As compared with the fourth quarter of 2002, international revenues grew 13 percent with Europe growing 42 percent.  As expected, revenues in Japan declined by 58 percent in the quarter as compared with the fourth quarter of 2002. For the full year 2003, US revenue grew 23 percent and international revenue grew 6 percent.   Excluding the impact from Japan, international revenue grew 34% in 2003 as compared with 2002.

The Company's total operating expenses grew 7 percent to $15.6 million in the fourth quarter of 2003 as compared with the fourth quarter of 2002 reflecting increased sales expenses associated with higher sales levels and international administrative costs as we expand these operations. For the full year, total operating expenses increased 10 percent to $57.0 million, or 67 percent of revenue, compared with $51.7 million, or 71 percent of revenue, for 2002.

SonoSite Expands Global Network

SonoSite also announced that it is opening direct subsidiaries in Tokyo, Japan; Sydney, Australia; and Toronto, Canada.

"Japan, Australia and Canada account for over $500 million in annual ultrasound expenditures," Goodwin said.  "Their clinicians are sophisticated users of ultrasound and we believe that by establishing a direct marketing presence we will be able to better serve our customers there as well as accelerate our growth potential. We are also fortunate to have attracted highly respected and experienced ultrasound managers to head up our efforts in these countries."

Goodwin announced that Gregory J. Brand would serve as Managing Director, SonoSite Australasia Pty Limited and Drew M. D'Aguilar would serve as General Manager, SonoSite Canada Inc.

Brand joins SonoSite with over 23 years in the ultrasound industry. Most recently he served as managing director for Philips Medical Systems Australasia where he managed a full business line of medical technology products that included ultrasound, MRI, nuclear medicine, x-ray and patient monitoring.  Prior to working with Philips, Brand was vice president of Asia Pacific for ATL Ultrasound.

D'Aguilar has worked in the ultrasound industry for over 17 years and joins SonoSite from ISM, Inc., where he was national sales manager for Canada for the ultrasound product line. He also served as a regional sales manager and country manager for Philips Medical Systems, Canada.   Prior to Philips, he was employed by ATL Ultrasound and was general manager for the company's business in Canada.

Company Updates 2004 Guidance

As stated in the Company's press release on October 30, 2003, the Company is targeting to increase revenue in 2004 by approximately 25 percent and expects gross margin to be between 64 and 65 percent.  The Company revised its operating expense guidance by increasing the estimated 2004 growth rate to approximately 15% to 17% to primarily reflect increased investment in international and domestic sales expansion and some accelerated research and development spending. Revenue and operating expenses are expected to trend in a similar quarterly pattern as in 2003.

Conference Call

SonoSite will host a conference call today to discuss its fourth quarter and full year financial results at 1:30 pm PST/4:30 pm EST. The call will be broadcast live via the "Investors" section of SonoSite's website as well as archived at: http://investor.sonosite.com/medialist.cfm.  A replay of the call will be available by dialing (719) 457-0820 or toll free (888) 203-1112.  Replay access will be available beginning February 12, 2004, 4:30 pm (PST) until February 26, 2004, 12:00 midnight (PST). The confirmation code 461061 is required to access the replay.

About SonoSite

SonoSite, Inc. (www.sonosite.com), headquartered in Bothell, Wash., is the innovator and worldwide market leader in high-performance, hand-carried mobile ultrasound technology. By creating modular, compact systems that meet customer needs, SonoSite is removing barriers to the use of ultrasound across medicine and positively impacting the cost-effectiveness and efficiency of ultrasound use. With more than 14,000 units sold worldwide since 1999, SonoSite's products have become known for exceptional durability with a high design value.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial and operations results are "forward-looking statements" for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions.  Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, timely receipts of regulatory approvals to market and sell our products, the willingness of healthcare providers who do not currently use ultrasound to use ultrasound, the extent to which healthcare insurers reimburse providers for ultrasound procedures, regulatory changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners to market and sell our products, as well as other factors described under the heading, "Important Factors that May Affect Our Business, Our Results of Operating and Our Stock Price," included in our latest periodic report filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Consolidated Statements of Operations
(in thousands except per share data) (unaudited)
	Three Months Ended December 31,		Year Ended December 31,

	2003	2002	2003	2002

Revenue	$27,267	$25,124	$84,770	$73,035
Cost of revenue	9,666	9,976	30,918	29,800

Gross margin	17,601	15,148	53,852	43,235

Operating expenses:
Research and development	2,808	2,916	11,179	12,126
Sales and marketing	10,880	10,180	38,474	33,555
General and administrative	1,905	1,430	7,315	5,983

Total operating expenses	15,593	14,526	56,968	51,664

Other income, net	230	247	1,332	698

Net income (loss)	$2,238	$869	$(1,784)	$(7,731)

Basic net income (loss) per share	$0.15	$0.06	$(0.12)	$(0.59)

Diluted net income (loss) per share	$0.15	$0.06	$(0.12)	$(0.59)

Weighted average common and potential
common shares used in computing:
Basic net income (loss) per share	14,470	14,177	14,335	13,075

Diluted net income (loss) per share	15,250	14,573	14,335	13,075

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	December 31, 2003	December 31, 2002

Cash and cash equivalents	$13,683	$26,381
Short-term investment securities	13,094	10,019
Accounts receivable, net	25,849	20,101
Inventories	14,148	11,787
Prepaid expenses and other current assets	1,520	1,339

Total current assets	68,294	69,627

Property and equipment, net	5,564	6,092
Investment securities	34,239	29,421
Other assets	993	737

Total assets	$109,090	$105,877

Accounts payable	$3,054	$4,310
Accrued expenses	6,503	5,404
Current portion of long-term obligations	88	136
Deferred revenue	3,840	3,072

Total current liabilities	13,485	12,922

Deferred rent	275	253
Long-term obligations, less current portion	-	88

Total liabilities	13,760	13,263

Shareholders' equity:
Common stock and additional paid-in capital	180,985	177,149
Accumulated deficit	(87,416)	(85,632)
Accumulated other comprehensive income	1,761	1,097

Total shareholders' equity	95,330	92,614

Total liabilities and shareholders' equity	$109,090	$105,877